Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

For Immediate Release

HEXION SPECIALTY CHEMICALS, INC. ANNOUNCES EXTENSION OF

THE EARLY PARTICIPATION DATE IN ITS MODIFIED

DUTCH AUCTION TENDER OFFER FOR DEBENTURES

COLUMBUS, OHIO – (May 26, 2009) – Hexion Specialty Chemicals, Inc. (“Hexion”) announced today that it has extended the early participation date for its previously announced Tender Offer (as defined below) from 5:00 p.m., New York City time, on May 22, 2009 to midnight, New York City time, on June 8, 2009, unless further extended (the “Early Participation Date”). On May 11, 2009, Hexion commenced a cash tender offer (the “Tender Offer”) to purchase its outstanding 8.375% Debentures due 2016 (CUSIP No. 099599AE2) (the “8.375% Debentures”), 9.200% Debentures due 2021 (CUSIP No. 099599AH5) (the “9.200% Debentures”), and 7.875% Debentures due 2023 (CUSIP No. 099599AJ1) (the “7.875% Debentures” and, together with the 8.375% Debentures and the 9.200% Debentures, the “Notes”), up to the maximum aggregate principal amount that Hexion can purchase for $20,000,000.

Each holder of Notes who validly tenders (and does not withdraw) his or her Notes on or prior to the Early Participation Date will be eligible to receive an early participation payment of $30.00 per $1,000.00 principal amount of Notes tendered (the “Early Participation Payment”). The Total Consideration for each $1,000.00 principal amount of each series of Notes validly tendered (and not withdrawn) pursuant to the Tender Offer on or prior to the Early Participation Date, as extended, and accepted for purchase (subject to proration) will be equal to the Clearing Price for the Notes (as described in the Hexion Offer to Purchase dated May 11, 2009), which includes the Early Participation Payment. Accordingly, all such Notes accepted for purchase (subject to proration) will be eligible to receive the same consideration, plus accrued and unpaid interest on such Notes up to, but not including, the settlement date.

The withdrawal date relating to the Tender Offers occurred on 5:00 p.m., New York City time, on May 22, 2009. Notes previously tendered and Notes that are tendered after the date hereof may not be withdrawn, except in certain limited circumstances as may be required by law. The Tender Offer will expire at midnight, New York City time, on June 8, 2009, unless extended or earlier terminated.

Additional Information

Hexion has retained Citi to act as dealer manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 873-7700 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer is being made solely pursuant to the applicable Offer to Purchase and related documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Hexion by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other filings, with the SEC.

About the Company

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com

Contacts

Investors:

John Kompa, +1 614 225 2223

Director, Investor Relations

john.kompa@hexion.com

Media:

Peter F. Loscocco, +1 614 225 4127

Vice President, Public Affairs

peter.loscocco@hexion.com